Exhibit (a)(1)(A)

OFFER TO PURCHASE

Offer to Purchase for Cash

up to $142 million of the outstanding

4.375% Convertible Subordinated Notes Due 2010

(CUSIP Nos. 747906 AD 7 and 747906 AE 5)

of Quantum Corporation

Quantum Corporation, a Delaware corporation, is offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), up to $142 million in aggregate principal amount of its outstanding 4.375% Convertible Subordinated Notes Due 2010 (the “Notes”) from each registered holder of the Notes (each, a “Holder” and, collectively, the “Holders”). The offer, on the terms set forth in this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto, is referred to as the “Offer.”

Subject to the terms and conditions of the Offer, Holders who properly tender their Notes at or prior to 5:00 p.m. New York City time on the Expiration Date (as defined below), will receive $700 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See the section titled “Incorporation of Documents by Reference.”

As of March 27, 2009, there was $160 million aggregate principal amount of Notes outstanding, which are convertible into shares of the Company’s common stock, $0.01 par value per share, at a conversion rate (subject to adjustment) of 229.8851 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $4.35. The Company’s common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “QTM.” On March 26, 2009, the closing price of the Company’s common stock, as reported on NYSE was $0.40 per share.

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON MAY 12, 2009, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

THE OFFER IS CONDITIONED UPON THE VALID TENDER (WITHOUT SUBSEQUENT WITHDRAWAL) OF NO LESS THAN $135 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF NOTES (THE “MINIMUM TENDER CONDITION”) AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS, INCLUDING THE COMPANY OBTAINING SUFFICIENT FINANCING FOR THE REPURCHASE OF THE NOTES. SEE THE SECTION TITLED “TERMS OF THE OFFER—CONDITIONS TO THE OFFER.”

NONE OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ANY OR ALL OF THEIR NOTES.

Questions and requests for assistance may be directed to Credit Suisse Securities (USA) LLC (the “Dealer Manager”) or Global Bondholder Services Corporation (the “Information Agent”). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Manager for the Offer is:

Credit Suisse

The date of this Offer to Purchase is March 27, 2009

THE OFFER IS NOT BEING MADE TO, NOR WILL NOTES BE ACCEPTED FOR PURCHASE FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

IMPORTANT

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase, and, if given or made, such information or representations should not be relied upon as having been authorized by Quantum, the Dealer Manager, the Depositary, the Information Agent or the Trustee. This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Quantum by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Offer to Purchase or such other documents is current as of any time after the date of such document. None of the Company or its Board of Directors or employees, the Dealer Manager, the Depositary, the Information Agent or the Trustee is making any representation or recommendation to any Holder as to whether or not to tender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Notes for repurchase and, if so, the amount of Notes to tender.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from repurchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We can not assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

i

The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of Quantum, the Dealer Manager, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents that we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements usually contain the words “will,” “estimate,” “anticipate,” “expect”, “believe” or similar expressions and variations or negatives of these words. All such forward-looking statements including, but not limited to, (1) our goals for future operating performance, including our expectations regarding our performance for the fourth quarter of fiscal 2009; (2) our expectations regarding our ongoing efforts to reduce our cost structure; (3) our expectations regarding the amounts and timing of any future restructuring charges, including cost-savings resulting therefrom; (4) our expectation that we will continue to derive a substantial majority of our revenue from products based on our tape technology; (5) our expectations relating to growing our disk-based backup, software and services businesses; (6) our research and development plans and focuses; (7) our belief that our existing cash and capital resources will be sufficient for the next 12 months; (8) our expectations about the timing and maximum amounts of our future contractual payment obligations; (9) our goals and expectations with respect to our compliance with the NYSE’s continued listing standards; (10) our belief that our ultimate liability in any infringement claims made by any third parties against us will not be material to us; (11) our belief regarding our remaining tax liability under the Tax Sharing and Indemnity Agreement with Maxtor; (12) our business objectives, key focuses, opportunities and prospects are inherently uncertain as they are based on management’s expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties; and (13) our intention to finance the Offer with the EMC Loan (as defined below). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. As a result, our actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to, (1) the amount of orders received in future periods; (2) our ability to timely ship our products; (3) the consequences of the continued U.S. and global financial crisis and the accompanying worldwide recession; (4) uncertainty regarding information technology spending and the corresponding uncertainty in the demand for tape drives and tape automation products; (5) our ability to achieve anticipated pricing, cost and gross margin levels, particularly on tape drives, given lower volumes and continuing price and cost pressures; (6) our ability to maintain supplier relationships; (7) the successful execution of our strategy to expand our businesses into new directions; (8) our ability to successfully introduce new products; (9) our ability to achieve and capitalize on changes in market demand; (10) our ability to pay down the principal and interest on our indebtedness; (11) the availability of credit on terms that are beneficial to us, particularly in light of the continuing global credit crisis and worldwide recession; (12) our ability to comply with NYSE continued listing requirements to the satisfaction of the NYSE; (13) any failure of the closing and funding of the EMC Loan; and (14) those factors discussed under “Risk Factors” in our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, and in our other reports filed with the U.S. Securities and Exchange Commission (“SEC”). Our forward-looking statements are not guarantees of future performance. We disclaim any obligation to update information in any forward-looking statement.

Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ii

You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed electronically with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

iii

SUMMARY OF THE OFFER

The following are answers to some of the questions that you, as a Holder, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the other documents that are incorporated in this document by reference because the information in this summary is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

•	Quantum Corporation, a Delaware corporation, is offering to purchase the Notes.

WHAT CLASS OF SECURITIES IS SOUGHT IN THE OFFER?

•

We are offering to acquire for cash up to $142 million in aggregate principal amount of our outstanding 4.375% Convertible Subordinated Notes Due 2010, which we refer to as the “Notes.” We issued the Notes pursuant to the Indenture, dated as of July 30, 2003, between us and U.S. Bank, National Association, as Trustee (the “Indenture”).

WHY IS QUANTUM MAKING THE OFFER?

•

We are making the Offer in order to repurchase up to $142 million in aggregate principal amount of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.

HOW MUCH IS QUANTUM OFFERING TO PAY FOR THE NOTES?

•

We are offering to pay $700 in cash, plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

•

The Offer is conditioned upon, among other things, tender, without subsequent valid withdrawal, of no less than $135 million in aggregate principal amount of Notes. In addition, we may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered upon the occurrence of certain events, including the failure to obtain sufficient financing for the purchase of the Notes, material litigation, government investigations, national crisis or other events adversely affecting our business or the general markets. You should read the section titled “Terms of the Offer—Conditions to the Offer” for more information.

HOW MANY NOTES WILL QUANTUM PURCHASE?

•

We will purchase for cash, upon the terms and subject to the conditions of the Offer, up to $142 million in aggregate principal amount of the Notes that are validly tendered and not properly withdrawn.

HOW WILL QUANTUM FUND THE PURCHASE OF NOTES IN THE OFFER?

•

We intend to use the net proceeds from a $100 million loan expected to be made by EMC International Company (“EMC IC”), a wholly owned subsidiary of EMC Corporation (“EMC”), pursuant to its financing commitment to us entered into on March 27, 2009, to repurchase the Notes accepted for payment pursuant to the Offer. You should read the section titled “Source and Amount of Funds” for more information.

WHAT IS THE MARKET VALUE OF THE NOTES?

•

There is no established reporting or trading system for the Notes. We believe that trading in the Notes has been limited. Our common stock is listed on the NYSE under the symbol “QTM.” On March 26, 2009, the closing price of our common stock, as reported on the NYSE, was $0.40 per share.

WHAT IS THE PROCESS FOR TENDERING NOTES?

•	There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•

If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program.

You should read the section titled “Terms of the Offer—Procedure For Tendering Notes” for more information on how to tender your Notes.

WHEN DOES THE OFFER EXPIRE?

•	The Offer expires at 5:00 p.m., New York City time, on May 12, 2009, unless we extend the Offer in our sole discretion.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

•

We may extend the Offer until the conditions to the completion of the Offer described in the section titled “Terms of the Offer—Conditions to the Offer” are satisfied. We may amend the Offer in any respect by giving written notice of such amendment to the Depositary.

We may extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section titled “Terms of the Offer— Extension, Waiver, Amendment and Termination” for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to Business Wire. You should read the section titled “Terms of the Offer—Extension, Waiver, Amendment and Termination” for more information. In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

•

You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled “Terms of the Offer—General” for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

•

You may withdraw your tendered Notes at any time on or before the Offer expires at 5:00 p.m., New York City time, on May 12, 2009 or, if the Offer is extended, the time and date when the extended Offer expires. You may also withdraw your Notes if we have not accepted them for payment by June 12, 2009.

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

•

To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal, with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled “Terms of the Offer—Withdrawal of Tendered Notes” for more information on how to withdraw previously tendered Notes.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

•

Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the sections titled “Purpose of the Offer” and “Certain Significant Considerations.”

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF QUANTUM COMMON STOCK?

•

Yes. However, if you tender your Notes in the Offer, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired. The Notes are convertible into shares of the Company’s common stock, $0.01 par value per share, at a conversion rate (subject to adjustment) of 229.8851 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $4.35. Our common stock is listed on the NYSE under the symbol “QTM.” On March 26, 2009, the closing price of our common stock, as reported on the NYSE, was $0.40 per share.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

•

No brokerage commissions are payable by Holders to the Company, the Dealer Manager, the Trustee, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

•

If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact Credit Suisse, the Dealer Manager, at (212) 325-2000, or Global Bondholder Services Corporation, the Information Agent for the Offer, at (212) 430-3774 (for banks and brokers only) or (866) 488-1500 (for all others toll-free). You may also contact us by writing or call us at Quantum Corporation, 1650 Technology Drive, Suite 800, San Jose, California 95110, attention: Investor Relations, telephone: (408) 944-4000. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

IS QUANTUM MAKING ANY RECOMMENDATION ABOUT THE OFFER?

•

Neither we nor the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether or not you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

INFORMATION ABOUT THE NOTES

WHAT IS THE AMOUNT OF CURRENTLY OUTSTANDING NOTES?

•	As of March 27, 2009, there was $160 million aggregate principal amount of Notes outstanding.

WHAT IS THE CONVERSION RATE OF THE NOTES?

•

The Notes are convertible into shares of the Company’s common stock, $0.01 par value per share, at a conversion rate (subject to adjustment) of 229.8851 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $4.35. Our common stock is listed on the NYSE under the symbol “QTM.” On March 26, 2009, the closing price of our common stock, as reported on the NYSE, was $0.40 per share.

DO HOLDERS HAVE ANY RIGHTS TO REQUIRE QUANTUM TO REPURCHASE THE NOTES?

•

If we undergo a change of control, Holders have the right to require us to repurchase all or a portion of the Notes at 100% of their principal amount plus any accrued and unpaid interest to the repurchase date. We will repurchase the Notes for cash at a price equal to 100% of the principal amount to be repurchased, plus accrued interest and any additional amounts, if any, to, but excluding, the repurchase date.

In this Offer to Purchase, “Quantum Corporation,” “Quantum,” “we,” “us,” “our” and the “Company” refer to Quantum Corporation and its consolidated subsidiaries, unless the context requires otherwise.

THE COMPANY

Quantum Corporation is a leading global storage company specializing in backup, recovery and archive solutions. Combining focused expertise, customer-driven innovation and platform independence, we provide a comprehensive, integrated range of disk, tape and software solutions supported by our sales and service organization. We work closely with a broad network of value-added resellers, original equipment manufacturers (“OEMs”) and other suppliers to meet customers’ evolving data protection needs. Our stock is traded on the NYSE under the symbol “QTM.”

We are dedicated to backup, recovery and archive solutions and strive to provide focused expertise, customer-driven innovation and platform independence that competitors cannot match. We believe our combination of expertise, innovation and platform independence allows us to solve customers’ data protection and retention issues more easily, effectively and securely. In addition, we have the global scale and scope to support our worldwide customer base.

We offer a comprehensive range of solutions in the data storage market providing performance and value to organizations of all sizes. We have a broad portfolio of disk-based backup solutions, tape libraries, autoloaders and tape drives and media. Our data management software provides technology for shared workflow applications and multi-tiered archiving in high-performance, large-scale storage environments. We also feature software options with products that provide disk and tape integration capabilities with our core deduplication and replication technologies. In addition, our service plan includes a broad range of coverage options to provide the level of support for a wide range of information technology environments, with service available in more than 100 countries.

We earn our revenue from the sale of products, systems and services through an array of channel partners to reach end user customers, which range in size from small businesses and satellite offices to government agencies and large, multinational corporations. Our products are sold under the Quantum brand name and under the names of various OEM customers.

Quantum Corporation was founded in 1980. Our principal offices are located at 1650 Technology Drive, Suite 800, San Jose, California 95110, and our telephone number at that location is (408) 944-4000. Our home page on the Internet is at www.quantum.com. The information contained on, or accessible through, our website is not incorporated into this Offer to Purchase.

PURPOSE OF THE OFFER

We are making the Offer in order to acquire up to $142 million in aggregate principal amount of the outstanding Notes. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of Holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

The maximum amount of funds required by us to purchase the Notes pursuant to the Offer is estimated to be approximately $99,400,000. We intend to finance the Offer with the net proceeds of a $100 million loan expected to be made to us by EMC International Company (“EMC IC”), a wholly-owned subsidiary of EMC (the “EMC Loan”), receipt of which is a condition to the consummation of the Offer (the “Financing Condition”). See “Terms of the Offer—Conditions to the Offer.”

On March 27, 2009, we entered into a commitment letter (the “Commitment Letter”) with EMC IC, pursuant to which EMC IC has agreed to provide a term loan credit facility of up to $100 million (the “Term Facility”). The availability of the EMC Loan under the Term Facility is subject to negotiation, execution and delivery of definitive documentation for the Term Facility and various other customary conditions to closing, including, without limitation, the following:

•

there shall not have been, since the date of the most recent audited financial statements furnished by us to EMC, any material adverse change, or any development involving a prospective material adverse change, in or affecting our or our subsidiaries’ business, management, financial position, stockholders’ equity or results of operations;

•	EMC’s completion of, and satisfaction with the results of its due diligence;

•

EMC not becoming aware of any new or inconsistent information or other matter not previously disclosed to EMC relating to us or the transactions contemplated by the commitment letter which EMC, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed by us to EMC prior to the date of this Offer to Purchase;

•	our concurrent acceptance for payment of Notes that have an aggregate face value of at least $135 million;

•	all third-party approvals and consents have been received;

•	there not existing any action, suit, litigation or other proceeding pending or threatened that would prohibit or otherwise materially adversely affect the transactions under the Term Facility;

•	our delivery of a solvency certificate and analysis; and

•	our entering into a software license and distribution agreement with EMC.

There can be no assurance that these conditions will be satisfied or that we will obtain the EMC Loan from EMC IC. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the proceeds form the Term Facility are not available as anticipated.

The following description summarizes the proposed terms of the Term Facility as provided in the commitment letter. Those terms are subject to the negotiation and execution of definitive documentation for the Term Facility, and certain terms of the Term Facility could change.

Upon satisfaction of the closing conditions under the Term Facility, the EMC Loan will be available to us in a single draw on the closing date. The EMC Loan will mature on the earlier of (i) September 30, 2014 and (ii) the later of one day after we refinance or pay in full amounts outstanding under our existing senior secured credit agreement or August 1, 2010; provided that if we pay such amounts in full, we will have the option to refinance the EMC Loan with secured exchange notes on terms substantially the same as the EMC Loan, but with security, covenants and events of default substantially the same as those contained in such credit agreement. The EMC Loan will bear interest at 12% per annum, payable quarterly in arrears. At any time an event of default under the Term Facility has occurred and is continuing, the EMC Loan will bear interest at 14% per annum. The obligations under the Term Facility, including the EMC Loans, will constitute our senior subordinated indebtedness.

To the extent not prohibited under our existing senior secured credit agreement, we may, at our option, prepay the EMC Loan in whole or in part from time to time. In the event that a Fundamental Change (as defined in the indenture for the Notes) shall occur, EMC IC will have the right to require us to purchase the EMC Loan for cash at 100% of the principal amount thereof, plus accrued and unpaid interest.

The Term Facility will initially contain affirmative and negative covenants and include events of default substantially the same as those in the indenture for the Notes. The EMC Loan will initially not be secured, but we may issue secured exchange notes in order to refinance it in the circumstances described above.

Under the Term Facility, the net proceeds from the EMC Loan are to be used exclusively to repurchase the Notes accepted for payment pursuant to the Offer.

TRADING MARKET FOR THE NOTES AND COMMON STOCK

The Notes are eligible for trading on The PORTAL Market of The NASDAQ Stock Market. However, there is no established public reporting or trading system for the Notes and trading in the Notes has been limited.

Our common stock is traded on The New York Stock Exchange under the symbol “QTM.” As of the close of business on January 30, 2009, approximately 210.2 million shares of our common stock, par value $.01 per share, were issued and outstanding. The following table sets forth quarterly high and low prices for trades of our common stock during fiscal 2009 through March 26, 2009, fiscal 2008 and fiscal 2007:

	2009		2008		2007
	High	Low	High	Low	High	Low
First Quarter	$2.55	$1.33	$3.29	$2.60	$3.76	$2.59
Second Quarter	1.95	0.96	3.58	2.83	2.66	1.94
Third Quarter	1.17	0.09	4.15	2.49	2.50	1.98
Fourth Quarter*	0.67	0.28	3.01	2.03	2.72	2.24

*	Through March 26, 2009

The closing price of our common stock on March 26, 2009, was $0.40 per share. For more information on possible effects of the Offer on the trading market for the Notes, see “Certain Significant Considerations—Limited Trading Market.”

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash up to $142 million in aggregate principal amount of our outstanding Notes at a repurchase price of $700 for each $1,000 principal amount of Notes plus accrued interest to, but excluding, the payment date. You will not be required to pay a commission to the Depositary, the Information Agent, or the Trustee in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

To the extent that acceptances of all validly tendered Notes would require the Company to purchase more than $142 million (the “Maximum Purchase Amount”) in aggregate principal amount of Notes in connection with the Offer, the Company will allocate acceptances on a pro rata basis among the tendering Holders. The aggregate principal amount of Notes to be purchased from each Holder that tenders Notes will be calculated by multiplying the Notes tendered by such Holder by a factor equal to the Maximum Purchase Amount divided by the aggregate principal amount of Notes tendered by all Holders of Notes, such that the aggregate principal amount of all Notes purchased shall not exceed the Maximum Purchase Amount. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

We expressly reserve the right to:

•	terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering Holders, subject to the conditions set forth below;

•	waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered on or before the Expiration Date and not validly withdrawn;

•	extend the Expiration Date at any time; or

•	amend the Offer.

Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 5:00 p.m., New York City time, on May 12, 2009, unless we extend it in our sole discretion. You should read the sections titled “—Conditions to the Offer” and “—Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes properly tendered and not withdrawn.

We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered and not validly withdrawn. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders’ rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.

NONE OF QUANTUM, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•

If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase;

•

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program.

A HOLDER WITH NOTES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE NOTES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE.

We are offering to purchase up to the Maximum Purchase Amount of Notes in the Offer. Following completion of the Offer, subject to the restrictions of Rule 13c-4 under the Exchange Act, the Company may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers, by redemption or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which of these alternatives, if any, we will choose to pursue.

Procedure For Tendering Notes

Valid Tender. For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Notes must be received by the Depositary at such address; or

•

such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Only Holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer or contained in this Offer to Purchase, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal.

If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Need for Signature Guarantee. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Notes are tendered:

•

by the registered Holder of such Notes, or by a participant in DTC whose name appears on a Note position listing as the owner of such Notes, and that Holder has not completed either of the boxes titled “A. Special Issuance /Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•

for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Notes. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

General. The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

•

when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Form and Validity. All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Withdrawal of Tendered Notes

When Notes may be Withdrawn. You may withdraw your tendered Notes at any time on or before the Expiration Date. You may also withdraw your Notes if we have not accepted them for payment by June 12, 2009. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in “—Procedure for Tendering Notes.” In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

Procedure for Withdrawing Notes. For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•	contain a description of the Notes to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and

•	be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Notes in the Offer, such Holder may convert its Notes only if such Holder withdraws its Notes prior to the time such Holder’s right to withdraw has expired. The Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 229.8851 shares per $1,000 principal amount, which is equal to a conversion price of $4.35 per share.

Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for purchase, and pay for, validly tendered Notes pursuant to the Offer if:

(i) the Minimum Tender Condition, which requires $135 million minimum principal amount of Notes being validly tendered and not properly withdrawn, has not been satisfied as of the Expiration Date; or

(ii) the Financing Condition, which requires the receipt by Quantum of the proceeds of the EMC Loan under the Term Facility, has not been satisfied; the closing of the Term Facility is itself subject to a number of conditions; you should read the section entitled “Source and Amount of Funds” for more information regarding the Financing Condition and the conditions to the closing of the Term Facility, each of which is effectively a condition to the Offer.

Further, notwithstanding any other provision of the Offer, we will not be obligated to accept for purchase, and pay for, validly tendered Notes pursuant to the Offer if the conditions described below (the “General Conditions”) have not been satisfied. For purposes of the foregoing, the General Conditions shall be deemed to have been satisfied on the Expiration Date, unless any of the following events shall have occurred and be continuing on or after the date of this Offer to Purchase and before the Expiration Date:

(i) there is pending or has been threatened or instituted any action, suit, litigation, allegation, challenge, notice of default, proceeding or investigation by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other third party whose consent is required for the making of the Offer which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer or (b) in our reasonable judgment, could have a material adverse effect on the business, financial condition, income, operations or prospects of Quantum and its subsidiaries, taken as a whole (a “Material Adverse Effect”);

(ii) there has been any material adverse development, in our reasonable judgment, with respect to any action, proceeding or investigation concerning Quantum existing on the date hereof;

(iii) a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

(iv) there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to Quantum of the Offer, or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of Quantum;

(v) there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets for a period in excess of 24 hours, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether of not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material change in the United States currency exchange rates or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (g) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(vi) there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of Quantum and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or impair the contemplated benefits of the Offer to Quantum or might be material in deciding whether to accept any tenders of Notes.

IMPORTANT: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion (including the Minimum Tender Condition, which we may waive and pay for the Notes validly tendered and not withdrawn pursuant to the Offer, subject to applicable law). The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•

to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn before the Expiration Date.

We expressly reserve the right, in our sole discretion, to terminate the Offer. If any of the events set forth under “—Conditions to the Offer” have occurred, we reserve the right, in our sole discretion, to (i) terminate the Offer and reject for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Notes previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Notes who have validly tendered their Notes in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase, including the important factors described in “Forward-Looking Statements.” These are not the only risks we face. Any of such risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the Notes to decline, which in turn could cause you to lose all or part of your investment.

No Recommendations Concerning the Offer. None of Quantum, its Board of Directors, the Dealer Manager, the Information Agent, the Trustee or the Depositary or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender.

Limited Trading Market. The Notes are not listed on any national or regional securities exchange. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current information regarding the Notes. To the extent that some but not all of the Notes are purchased pursuant to the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (the “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not accepted for payment pursuant to the Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not purchased in the Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer depends upon the number of Holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.

Existence of Debt. We have now, and after consummating the Offer, will continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to us including

•	limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation;

•	limiting our ability or increasing the costs to refinance indebtedness; and

•

limiting our ability to enter into marketing, hedging, optimization and trading transactions by reducing the number of counterparties with whom we can enter into such transactions as well as the volume of those transactions.

If an event of default were to occur under our existing or future financing agreements, the lenders under such agreements may be able to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, or declare all borrowings outstanding thereunder to be due and payable. In additional, the lenders could terminate any commitments they had made to supply us with further funds.

Ranking of Notes. Any Notes that remain outstanding upon consummation of the Offer will be unsecured and subordinated in right of payment in full to all of our indebtedness and all indebtedness and other liabilities of our subsidiaries. As a result, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Notes due to an event of default under the Indenture and in certain other events, our assets will be available to pay obligations on the Notes only after all senior indebtedness has been paid in full. After retiring our senior indebtedness, we may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

Effective Subordination. Any Notes that remain outstanding upon consummation of the Offer will be our exclusive obligations and our corporate structure will result in substantial structural subordination of those Notes. Since a substantial portion of our operations is conducted in part through subsidiaries, our cash flow and ability to service debt, including the Notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate legal entities and have no obligation to make any payments on the Notes or to make any funds available for payment on the Notes. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions (including the restrictions contained in our credit agreement), are dependent upon the earnings of those subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Quantum May Realize Cancellation of Indebtedness Income. The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to Quantum to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased.

Consummation of the Offer Is Subject to Conditions. Each of the conditions to the Offer is described in more detail in the section titled “Terms of the Offer—Conditions to the Offer.” There can be no assurance that such conditions will be met or waived or that, in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the sale of the Notes pursuant to the Offer. This discussion applies only to persons who hold the Notes as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, persons who acquire Notes in connection with the performance of services, certain U.S. expatriates, persons holding Notes as a part of a hedging or conversion transaction or a straddle, partnerships or pass-through entities and owners of interest therein, U.S. Holders (as defined below) persons whose functional currency is not the U.S. dollar and, except to the extent discussed below, persons who are not U.S. Holders (as defined below)) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the repurchase of the Notes and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisor regarding the tax consequences of the repurchase of the Notes.

EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REPURCHASE OF NOTES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION AND OTHER U.S. FEDERAL TAX LAWS.

U.S. Holders

As used herein, the term “U.S. Holder” refers to a person that is classified for U.S. federal income tax purposes as a “United States person”. For this purpose, a United States person includes any person who is, for U.S. federal income tax purposes, (i) an individual who is citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons shall also be considered U.S. Holders.

Upon the sale of a Note pursuant to the Offer, a U.S. Holder will recognize gain or loss to the extent of the difference between the cash received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the Notes, which generally will be taxed as ordinary income to the extent that the Holder has not previously recognized this income), and the U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s tax basis in a Note will initially equal the cost of the Note and will subsequently be increased by any market discount previously included in income by the U.S. Holder with respect to the Note and reduced by any amortizable bond premium previously taken into account by the U.S. Holder with respect to the Note. Generally, except to the extent of accrued market discount (if any) on repurchased Notes that such Holder has not previously included in income (which will be taxable as ordinary income as discussed below), any such gain or loss recognized by a U.S. Holder upon the repurchase will be capital gain or loss. In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the Note is held for more than one year. The deductibility of capital losses is subject to limitation.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a “market discount.” Subject to a statutory de minimis exception. Notes have market discount if they were purchased at an amount less than the stated principal amount of the Notes. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Notes were held by the U.S. Holder.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” refers to a person that is classified for U.S. federal income tax purposes as (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

In general, amounts received by a Non-U.S. Holder on the repurchase of the Notes attributable to interest will not be subject to U.S. federal withholding tax under the so-called “portfolio interest” exception provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business; and

•

either (1) the Non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute or successor form) provided to us or the paying agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its Notes directly through a “qualified intermediary” and the qualified intermediary has sufficient information in its files indicating that the Holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such Holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, then, subject to an applicable tax treaty providing otherwise, the Holder will be subject to U.S. federal income tax on that interest on a net income basis (although the Holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the Non-U.S. Holder was a United States person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Non-U.S. Holders generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a repurchase of Notes unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes. We believe we are not and have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on the net gain derived from the sale, subject to an applicable tax treaty providing otherwise. Any such effectively connected gain received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an income tax treaty.

Backup Withholding

To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing an IRS Form W-9, certifying that (1) such Holder is a “United States person” (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding will apply until such Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Notes will be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

Certain U.S. Holders (including among others corporations) are exempt recipients not subject to backup withholding requirements. To avoid possible erroneous backup withholding, exempt U.S. Holders should complete and return the IRS Form W-9 (checking the “Exempt” box on its face).

To prevent backup withholding, Non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the Holder’s foreign status or (ii) otherwise establish an exemption.

THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

Dealer Manager

Credit Suisse Securities (USA) LLC is acting as the Dealer Manager for Quantum in connection with the Offer and has provided certain financial advisory services to Quantum in connection with the Offer for which it will receive customary fees. Pursuant to the Dealer Manager Agreement, Quantum will reimburse Credit Suisse Securities (USA) LLC for certain out-of-pocket expenses. Quantum has agreed to indemnify Credit Suisse Securities (USA) LLC and its affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

From time to time in the ordinary course of their business, Credit Suisse Securities (USA) LLC and its affiliates have in the past engaged and may in the future engage in commercial banking, financial advisory or investment banking transactions with us and our affiliates, for which the underwriter and its affiliates have received and will be entitled to receive separate fees. From time to time, Credit Suisse Securities (USA) LLC has in the past acted and is currently acting, as a financial advisor to us, for which it has received and is receiving customary fees. An affiliate of Credit Suisse is the administrative agent and a lender under our senior secured credit facility.

Any Holder who has questions concerning the terms of the Offer may contact the Dealer Manager at the address and telephone number set forth on the back cover page of this Offer to Purchase.

Depositary and Information Agent

The Depositary for the Offer is Global Bondholder Services Corporation. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Global Bondholder Services Corporation is acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Offer to Purchase.

The Dealer Manager may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Notes pursuant to the Offer.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the following documents, which we have filed with the SEC (File No. 000-20820):

•	our Tender Offer Statement on Schedule TO filed with the SEC on March 27, 2009;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 27, 2008;

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2008;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, September 30 and December 31, 2008; and

•	our Current Reports on Form 8-K filed on August 22, 2008, August 27, 2008, October 1, 2008, October 31, 2008, November 24, 2008, December 5, 2008 and March 27, 2009.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at: Quantum Corporation, 1650 Technology Drive, Suite 800, San Jose, California 95110, attention: Investor Relations, telephone: (408) 944-4000. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents. These documents are also available from the SEC’s public reference room and Internet site referred to in the section titled “Where You Can Find More Information.”

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

The Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction.

The statements contained herein are made as of the date hereof, and the delivery of this Offer to Purchase and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

GLOBAL BONDHOLDER SERVICES CORPORATION

65 Broadway, Suite 723

New York NY 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll Free (866) 488-1500

THE DEPOSITARY FOR THE OFFER IS:

GLOBAL BONDHOLDER SERVICES CORPORATION

By facsimile:

(For Eligible Institutions only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 723	65 Broadway—Suite 723	65 Broadway—Suite 723
New York, NY 10006	New York, NY 10006	New York, NY 10006

Any questions regarding the terms and conditions of the Offer may be directed to the Dealer Manager.

THE DEALER MANAGER FOR THE OFFER IS:

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, New York 10010

(212) 325-2000

Attention: Bill Brenton